Exhibit 10.5

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made effective as of May 1, 2018 (“Effective Date”) by and between on the one hand Tufts Medical Center, Inc., 800 Washington Street, Boston, MA 02111 (the “Licensor”), and , OKYO PHARMA LIMITED, whose registered office is at Martello Court, Admiral Park, St. Peter Port, Guernsey GY1 3HB (“Licensee’’). Licensor and Licensee are each hereafter referred to individually as a “Party’’ and together as the “Parties.”

WHEREAS, Licensee desires to obtain an exclusive license to patents owned or controlled by Licensor, along with any associated know-how or other technology relating to the subject matter contained in Exhibit A hereto, and their use in order to research, develop and commercialize products and services;

WHEREAS, Licensor and Trustees of Tufts College (“Tufts”) have entered into an inter-institutional agreement effective, March 17, 2017 and amended on December 22, 2017 (“Inter-Institutional Agreement’’) and Licensor has the authority to license to the Licensed Patents hereunder pursuant to the terms and condition of the Inter-Institutional Agreement (“IIA”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings specified below or elsewhere herein.

1.1. “Affiliate” means any Person who directly or indirectly controls or is controlled by or is under common control with another Person. A Person shall only be considered an Affiliate during the duration of such control. For purposes of this definition, “Control” or “Controlled” means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest, in the case of any other type of legal entity, or status as a general partner in any partnership, or the contractual right to control the election of directors or direct the affairs of any Person.

1.2. “Back Patent Expenses” means patent expenses incurred by Licensor (a) prior to the Effective Date, unreimbursed by a third party, and (b) Ongoing Patent Expenses unpaid by Licensee.

1.3. “Change in Control” means, with respect to a Party, (a) a merger or consolidation of a Party with a third party which results in the voting securities of the Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, (b) the issuance or transfer of voting securities of such Party, in a single transaction or series of related transactions, representing at least fifty percent (50%) of the voting power of all then-outstanding voting securities of such Party, other than through issuances by such Party of securities in a bona fide growth equity financing transaction or series of related bona fide growth equity financing transactions, or (c) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by such Party or any subsidiary of such Party of all or substantially all of the assets of such Party and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of such Party if substantially all of the assets of such Party and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of such Party.

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1.4. “Commercially Reasonable Efforts” means exerting such efforts and employing such resources on a consistent basis throughout the Royalty Term as would normally be exerted or employed by a company with expertise in developing similar products for a product of similar market potential, profit potential and strategic value at a similar stage of its product life, taking into account the competitiveness of the relevant marketplace, the patent, intellectual property and development positions of third parties, the applicable regulatory situation, the commercial viability of the product and other relevant development and commercialization factors based upon then-prevailing conditions, but excluding from consideration any financial obligations of Licensee to Licensor under this Agreement.

1.5, “Confidential Information” means with respect to a Party (the “Receiving Party”), all information that is: (i) disclosed by the other Party (the “Disclosing Party”) to the Receiving Party; and (ii) would be reasonably understood from notices or legends, the nature of such information itself or the circumstances of such information’s disclosure to be confidential by a reasonable person familiar with the applicable industry; provided, however, that Confidential Information shall not include information that the Receiving Party can demonstrate by its records or other suitable documentary evidence: (a) as of the date of disclosure is demonstrably known to the Receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or ·omission of the Receiving Party; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party.

1.6. “Cover” means with respect to Valid Claims in an issued and/or pending patent, that, in the absence of a license, the use, sale, or manufacture of the product in question would infringe such Valid Claim.

1.7. “Field” means any and all uses including all therapeutic uses.

1.8. “First Commercial Sale” means, on a country-by-country basis, the date of the first arm’s length transaction, transfer or disposition for value by or on behalf of Licensee or any Affiliate or Sublicensee of Licensee to a Third Party of a Licensed Royalty Product after the granting of all regulatory approvals and marketing authorizations. First Commercial Sale excludes any sale or other distribution in connection with seeking regulatory approval.

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1.9. “Licensor Indemnitees” means the definition as found in Section 9.1.

1.10. Licensed Patents” means the patents and patent applications listed on Exhibit A hereto, and including all provisionals, substitutions, continuations, continuations-in-part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, and foreign equivalents to any of the foregoing.

1.11. “Licensed Product” means any product or service, the manufacture, use, sale, importation or performance of which would, absent the license granted herein, infringe a Valid Claim of the Licensed Patents.

I.12. “Licensed Royalty Product” means a service provided or product made through the use of or incorporating Licensed Patents or Licensed Technology Improvements, or a Licensed Product, for which a royalty is due under this Agreement.

1.13. “Licensed Technology Improvement” means mutations, insertions, deletions or other modifications to BAM compound(s) disclosed in Licensed Patents.

I.14. ‘‘Net Sales” means, for any period, the gross amount invoiced by Licensee and its Affiliates and all Sublicensees for the sale of Licensed Products or Licensed Royalty Products to third parties, less deduction for:

(a)	normal and customary trade, quantity and cash discounts and sales returns and allowances including (i) those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns and rebates, (ii) administrative and other fees and reimbursements and similar payments directly related to the sale or delivery of Licensed Products paid to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions, (iii) allowances, rebates, and fees directly related to the sale of delivery of License Products paid to distributors and (iv) chargebacks;

(b)	freight, postage, shipping and insurance costs to the extent that such items are included in the gross amount invoiced;

(c)	customs and excise duties and other duties related to the sales to the extent that such items are included in the gross amount invoiced;

(d)	rebates and similar payments made with respect to sales paid for or reimbursed by any governmental or regulatory authority such as, by way of illustration, federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program;

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(e)	sales and other taxes and duties directly related to the sale or delivery of Licensed Products (but not including taxes assed against the income derived from such sale) to the extent that such items are included in the gross amount invoiced;

(f)	distribution costs and expenses to the extent that such items are included in the gross amount invoiced;

(g)	any such invoiced amounts that are not collected by the parties or their Affiliates, not to exceed 2.5% of such amounts;

provided, however, that with respect to the deductions specified in subsections (a) through (g) above, an amount shall be deducted only once regardless how many categories may apply to it.

Any of the deductions listed above that involve a payment by Licensee or its Affiliates shall be taken as a deduction in the calendar quarter in which the payment is accrued. Deductions pursuant to subsection (g) above shall be taken in the calendar quarter in which such sales are no longer recorded as a receivable. For purposes of determining Net Sales, the Licensed Products shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions for charitable, promotional, pre-clinical, regulatory or governmental purposes.

In the event that a Licensed Product is sold in any country in the form of a combination product containing one or more therapeutically active ingredients in addition to the Licensed Product, with respect thereto, the parties shall negotiate in good faith to determine what portion of the net sales of such combination product shall be treated as Net Sales under this Agreement, which determination shall be based on the value added by the Licensed Product compared to the value added by such other therapeutically effective ingredients, to the invoice price of such combination product. If Licensee or its Sublicensees or Affiliates sells any Licensed Product in the form of a combination product containing (i) a Licensed Product and (ii) one or more functional elements that are not Licensed Products or a delivery device (whether such elements are combined in a single formulation and/or package, as applicable, or formulated and/or packaged separately but sold together for a single price) (a “Combination Product”), Net Sales of such Combination Product for the purpose of determining the royalty due to Licensor pursuant will be calculated by multiplying actual Net Sales of such Combination

Product by the fraction A/(A+B) where A is the invoice price of such Licensed Product if sold separately, and B is the total invoice price of the other functional element(s) and/or the delivery device in the combination if sold separately. If, on a country-by-country basis, such other functional element or ingredients or delivery device in the Combination Product are not sold separately in such country, but Licensed Product component of the Combination Product is sold separately in such country, Net Sales for the purpose of determining royalties due to Licensor for the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction NC where A is the invoice price of such Licensed Product component if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, such Licensed Product component is not sold separately in such country, Net Sales for the purposes of determining royalties due to Licensor for the Combination Product shall be D/(D+E) where D is the fair market value of the portion of the Combination Products that contains the Product and E is the fair market value of the portion of the Combination Products containing the other functional element(s) or delivery device included in such Combination Product, as such fair market values are determined in good faith by Licensee, based upon commercially reasonable standards and available market information.

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1.15. “Ongoing Patent Expenses” means patent expenses incurred by Licensor after the Effective Date

L16. “Person” means any individual, corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, or any other entity or body.

1.17. “Sublicense” means: (a) any right granted, license given or agreement entered into by Licensee to or with any other person or entity, under or with respect to or permitting any use of any of the Licensed Patents or otherwise granting rights to such person or entity under the rights granted to Licensee under this Agreement; (b) any option or other right granted by Licensee to any other person or entity to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Licensee toward any other person or entity not to grant any of the rights described in clause (a) or (b) to any third party; in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense.

1.18. “Sublicensee” means any Third Party to whom Licensee grants a Sublicense of some or all of the rights granted to Licensee under this Agreement.

1.19. “Sublicense Revenue” means any and all payments received from a Sublicensee by Licensee and its Affiliates, in consideration of the grant of a Sublicense, including but not limited to upfront and milestone payments, license maintenance fees, and the fair market value of any non-cash consideration, but excluding (a) payments made by a Sublicensee to Licensee as a royalty on Net Sales of Licensed Patents sold by such Sublicensee; (b) reimbursements for customary patent expenses with respect to Licensed Patents, and to reimburse Licensee’s bona fide out of pocket costs for research, clinical development and similar services; and (c) payments made by a Sublicensee in consideration for the issuance of equity or debt securities of Licensee that do not exceed the Fair Market Value of such equity. Notwithstanding the foregoing, if a Sublicensee purchases equity of Licensee and the purchase price of such equity exceeds the Fair Market Value of such equity (such excess being referred to as the “Premium”), then the amount of such Premium shall be included as Sublicense Revenue. As used in this section “Fair Market Value” means: (a) if Licensee’s common stock is publicly traded on an exchange, the value of such equity using a per share price equal to the average of the reported closing prices of such stock on such exchange for the twenty (20) trading days prior to such purchase; or (b) if Licensee’s common stock is not publicly traded, the value of such equity determined by Licensee’s Board of Directors in good faith based on the per share purchase price of Licensee’s most recent equity financing as of a date which is within thirty (30) days of the date as of which the determination is to be made.

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1.20. “Territory” shall be worldwide.

1.21. “Third Party” means any person or entity other than Licensee, Licensor and their respective Affiliates.

1.22, “Valid Claim” means a claim in an issued and unexpired patent included in the Licensed Patent or Licensee Licensed Technology Improvements, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or which has not been withdrawn, cancelled or lost through interference, reexamination or reissue proceeding in a court or other governmental agency of competent jurisdiction.

2. LICENSE GRANT.

2.1. License. Licensor hereby grants to Licensee a worldwide, exclusive license (even as to Licensor), including the right to grant sublicenses, under the Licensed Patents, for Licensee and its Affiliates to research, develop, make, have made, use, offer for sale, sell, have sold and import Licensed Products for any and all uses in the Field in the Territory, subject to the terms and conditions of this Agreement.

2.2. Retained Rights. Licensor retains the right, on behalf of itself and all other non-profit research institutions, to practice and use the Licensed Patents and use the Licensed Products and (b) to distribute materials related to the Licensed Patents to other universities, academic institutions and non-profit research organizations, in either case for any non commercial research, clinical educational and compassionate purposes, including sponsored research and collaborations.

2.3 Sublicenses. Licensee may grant Sublicenses hereunder; provided, that:

(a)	all Sublicenses are subject to and consistent with the terms and conditions of this Agreement;

(b)	no Sublicense shall relieve Licensee of any of its obligations hereunder, and Licensee shall be responsible for the acts or omissions of its Sublicensees and for the compliance by its Sublicensees with their obligations under the Sublicense, including the obligations set forth in Article 2.3(c), and Licensee shall take all steps necessary to enforce such compliance;

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(c)	each Sublicense provides that (i) the obligations owed to Licensor under this Agreement, will be binding on the Sublicensee and be enforceable both by Licensor and Licensee, and (ii) Licensor is a third party beneficiary under the Sublicense,;

(d)	Licensee furnishes to Licensor a true and complete copy of each executed Sublicense and each amendment thereto, within thirty (30) days after the Sublicense or amendment has been executed, and may be submitted in redacted form to comply with confidentiality obligations under the sublicense on but not to impede Licensor’s review rights pursuant to Section 4.11.

(e)	Licensee acknowledges and agrees that (a) this Agreement provides Licensee with no ownership rights of any kind in the Licensed Patents; (b) all ownership rights in the Licensed Patents shall remain the property of Licensor; (c) Licensor will retain all original versions of Licensed Patents and will retain control over the same at all times; and (d) the grant of license rights to the Licensed Patents under this Agreement do not constitute a sale of the same.

2.4 Government Rights. In accordance with Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. §§ 200-212, and 37 CFR Part 401, (a) the United States government retains certain rights to inventions arising from federally supported research or development; (b) the United States government may impose requirements on such inventions; and (c) products embodying inventions subject to these laws and regulations sold in the United States must be substantially manufactured in the United States. In connection therewith, Licensee (a) acknowledges that the rights granted in this Agreement are expressly made subject to such laws and regulations as they may be amended from time to time and (b) agrees to abide by all such laws and regulations to the extent applicable.

2.5 Export Restrictions. Licensee acknowledges that it and its Affiliates and Sublicensees are subject to all United States laws and regulations (including the Export Administration Act of 1979 and the Arms Export Control Act (collectively, the “Export Acts”)) that control the export of technical data, computer software, laboratory prototypes, biological materials and other commodities. The transfer of items covered by the Export Acts may require a license from the United States Government and written assurances by Licensee that it will not export such items to certain foreign countries without prior approval from the United States Government. If Licensee wishes to export any of the Licensed Products, Licensee will, and will cause its Affiliates and Sublicensees to, at all times (a) comply with the Export Acts and obtain all required export licenses and approvals necessary to comply with the Export Acts and any other applicable law, and (b) be solely responsible for ensuring that the Licensed Products comply with all applicable laws and regulations of any foreign governmental authorities having jurisdiction over Licensee or the Licensed Products.

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2.6 Marking. Licensee will mark, and will cause its Affiliates and Sublicensees to mark, all Licensed Products (or their packaging, containers or labels) with the word “patent” and the issued patent number or “patent pending” or “patent applied for,” as the case may be, that will enable the Licensed Patents to be enforced to their full extent in any country where the Licensed Products are made, used or sold.

2.7 Compliance. Licensee agrees, and will cause its Sublicensees and Affiliates to agree, to obtain all regulatory approvals required for the development, clinical testing, manufacture and sale of Licensed Products.

3. DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS.

3.1. Authority. Licensee shall have full control and authority over the research, development (including regulatory matters) and commercialization of Licensed Products in the Field worldwide.

3.2. Diligence. Licensee will, itself or through its Affiliates or Sublicensees, at all times exercise Commercially Reasonable Efforts to commercialize Licensed Products.

3.3, Reports. No later than sixty (60) days after each anniversary of the Effective Date, Licensee will provide to Licensor a written annual progress report in the form attached as Exhibit B regarding the progress of Licensee on research and development, patent filing, regulatory approval, manufacturing, sublicensing, marketing and sale of Licensed Products during the preceding twelve (12) month period and plans for the forthcoming year. In addition, Licensee shall report to Licensor the date on which it achieves each milestone set forth in Exhibit C within ten (10) days of each such occurrence. Any such reports will be treated as Confidential Information of Licensee.

3.4. Development Plan. Within ninety (90) days of the Effective Date, Licensee will submit to Licensor for its review which shall be attached as Exhibit D and incorporated by reference herein, a Development Plan, which will include goals, objectives and a summary of each of the experiments that Licensee determines to be material to the development of the Licensed Patents, and that it intends to conduct to develop the Licensed Patents for the forthcoming year. Such Plan shall be treated as Confidential Information of Licensee.

4. PAYMENTS

4.1. Exclusive License. All terms and fees as indicated below will go into effect upon Effective Date of License Agreement.

4.2. Upfront Fee. There shall be an Upfront Fee of $15,000 USD, which shall be a non-refundable, non-creditable, fee payable within thirty (30) days of Effective Date of License Agreement.

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4.3, License Maintenance Fee. On each of the one-year anniversary, two-year anniversary, and three-year anniversary of the Effective Date, Licensee will pay to Licensor a non-refundable, non-creditable annual license maintenance fee in the amount of $15,000. On each anniversary after the three- year anniversary until First Commercial Sale, Licensee will pay to Licensor a non-refundable, non-creditable annual license maintenance fee in the amount of $10,000.00.

4.4. Royalties, From the Effective Date, Licensee will pay on a quarterly basis, a royalty of two percent (2%) on Net Sales of Licensed Royalty Products made by Licensee, its Affiliates, or Sublicensees.

4.5. For the sake of clarity, Licensee, its Affiliates or Sublicensees’s obligation to pay any Net Sales milestone set forth in this Article that has not been satisfied prior to the end of the Royalty Term shall remain in effect following the end of the Royalty Tenn.

4.6. Sublicense Revenue, Licensee and its Affiliates shall pay to Licensor twelve and a half percent (12.5%) of any Sublicense Revenue it receives through a Sublicensee,

4.7. Minimum Annual Royalty. Licensee shall pay a minimum annual royalty of $200,000 due and payable beginning on anniversary of 1st commercial sale, such royalty being fully creditable toward royalty due,

4.8. Royalty Term. Royalties shall be payable on a Licensed Product-by- Licensed Product basis and for each Licensed Royalty Product and country-by-country basis from the First Commercial Sale in a country until the expiration of the last to expire of Licensed Patents that contains a Valid Claim Covering the Licensed Product in such country,

4.9. Royalty Reductions. If Licensee determines that it is necessary to obtain a license from a Third Party in order to make, use or sell a Licensed Product then Licensee shall have the right to deduct from the royalty payment that would otherwise be due under section 4.2 an amount equal to the amount payable to such Third Party, provided that in no event shall the royalties paid to Licensor be reduced to less than 1.5% on Net Sales.

4.10. Development Milestones. Licensee shall pay to Licensor for each Licensed Product and/or Licensed Royalty Product the one-time milestones set forth below within thirty (30) days of the first achievement of the milestone event.

(a)	first patient enrolled in a Phase I human clinical trial:	$75,000
(b)	first patient enrolled in a Phase II human clinical trial:	$100,000
(b)	first patient enrolled in a Phase III human clinical trial:	$250,000
(c)	First Commercial Sale of a Licensed Product:	$1,000,000

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4.11. Sales Milestones: Licensee shall pay to Licensor the following one time sales milestones for each Licensed Product and Licensed Royalty Product within ninety (90) days after the first achievement of the below sales milestones (which survive a Change in Control):

$50,000,000 sales milestone:	$1,000,000
$100,000,000 sales milestone:	$2,000,000
$250,000,000 sales milestone:	$3,000,000
$500,000,000 sales milestone:	$5,000,000
$1,000,000,000 sales milestones:	$7,500,000

4.12. [Reserved].

4.13. Payment Terms.

4.13.1	Payment of Received Revenue. Licensee shall make any payments owed to Licensor hereunder in arrears, within ninety (90) days from the end of each quarter in which such payment accrues. For clarity, a calendar quarter means each three (3) month calendar period ending March 31st, June 30th September 30th and December 31st. Each payment shall be accompanied by a report for each country in which sales of Licensed Products occurred in the calendar quarter covered by such statement, specifying: the gross sales (if available) and sales in each country’s currency; the applicable payment amount under this Agreement; the amount payable in each country’s currency, including an accounting of deductions taken in accordance with Licensee’s accounting practices; the applicable exchange rate to convert from each country’s currency to United States Dollars; and the amounts payable in United States Dollars.

4.13.2	Accounting. All payments hereunder shall be made in United States dollars. Conversion of foreign currency to United States dollars shall be made in the same manner as Licensee converts all of its other revenues, provided that (a) such manner is consistent with United States generally accepted accounting principles, and (b) the exchange rates employed are those quoted by a reputable source, such as a recognized money center bank such as JP Morgan, Bank of America or an equivalent.

4.13.3	Tax Withholding; Restrictions on Payment. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes and interest and penalties thereon (to the extent applicable). Licensee shall make any applicable withholding payments due on behalf of Licensor and shall provide Licensor upon request with such written documentation regarding any such payment as available to Licensee relating to an application by Licensor for a foreign tax credit for such payment with the United States Internal Revenue Service. Licensor shall provide all information necessary to determine if withholding taxes are applicable.

4.13.4	Late payments will be subject to a charge of one and one half percent (1.5%) per month, or, if greater, the maximum rate of interest that can be charged under applicable law. With respect to sales of Licensed Products invoiced in United States Dollars, the sales and royalties payable will be expressed in United States Dollars. With respect to sales of Licensed Products invoiced in a currency other than United · States Dollars, the sales and royalties payable will be expressed in their United States Dollar equivalent calculated using the applicable conversion rates for buying United States Dollars published by The Wall Street Journal on the last business day of the calendar quarter to which the royalty report relates. All reports provided by Licensee shall be certified by an executive officer of Licensee as being, true, correct and complete on the date provided.

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4.14. Records Retention by Licensee; Review.

4.14.1	Royalty Records. Commencing as of the date of First Commercial Sale of the first Licensed Product hereunder, Licensee and its Affiliates and Sublicensees shall keep for at least three (3) years from the end of the calendar year to which they pertain complete and accurate records of sales by Licensee or its Affiliates and Sublicensees, as the case may be, of each Licensed Product, in sufficient detail to allow the accuracy of the payments hereunder to be confirmed.

4.14.2	Review. Subject to the other terms of this Section 4.14, at the request of Licensor, which shall not be made more frequently than once per calendar year during the Term, and upon at least thirty (30) days’ prior written notice from Licensor, and at the expense of Licensor (except as otherwise provided herein), Licensee shall permit an independent certified public accountant selected by Licensor and reasonably acceptable to Licensee to inspect (during Licensee’s regular business hours) the relevant records required to be maintained by Licensee under Section 4.4. In every case the accountant must have previously entered into a confidentiality agreement with both Parties substantially similar to the provisions of Article 5 and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purpose of verifying amounts payable to Licensor hereunder. Results of any such review shall be binding on both Parties absent manifest error. If any review reveals a deficiency in the calculation and/or payment of amounts owed by Licensee, then (a) Licensee shall pay Licensor the amount remaining to be paid, and (b) if such underpayment is by five percent (5%) or more for any twelve (12) month consecutive period, then Licensee shall reimburse Licensor for its reasonable out-of-pocket costs and expenses incurred in performing the review.

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5. TREATMENT OF CONFIDENTIAL INFORMATION

5.1. Confidential Obligations. Licensor and Licensee each recognize that the other Party’s Confidential Information constitutes highly valuable and proprietary confidential information. Licensor and Licensee each agree that during the Term and for five (5) years thereafter, it will keep confidential, and will cause its employees, consultants (including academic collaborators and CROs), professional advisors, Affiliates and, in the case of Licensee, Sublicensees to keep confidential, all Confidential Information of the other Party. Neither Licensor nor Licensee nor any of their respective employees, consultants, Affiliates or, in the case of Licensee, Sublicensees, shall use any Confidential Information of the other Party for any purpose whatsoever other than exercising any rights granted to it hereunder or as expressly permitted in this Article 5. Licensee may disclose Licensor’s Confidential Information to the extent such disclosure is reasonably necessary to file and prosecute patent applications and/or maintain patents which are filed or prosecuted in accordance with the provisions of this Agreement, or to obtain any authorization to conduct clinical studies or any regulatory approval for Licensed Products. Each Party may disclose the other Party’s Confidential Information as reasonably necessary to file, conduct or defend litigation in accordance with the provisions of this Agreement or comply with applicable laws, regulations or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed.

5.2. Limited Disclosure and Use. Each Party may disclose the other Party’s Confidential Information to any of its officers, employees, consultants, agents or Affiliates, or in the case of Licensee, Sublicensees, if and only to the extent necessary to carry out its rights and responsibilities under this Agreement. Such disclosures shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to the extent any such persons receiving the other Party’s Confidential Information are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. Licensor and Licensee each agree not to disclose or transfer the other Party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party, except as otherwise required by law, and except as otherwise expressly permitted under this Article 5 or elsewhere in this Agreement. Each Party shall take such action, and shall cause its Affiliates, and in the case of Licensee, Sublicensees, to take such action, to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, using, in all such circumstances, not less than reasonable care. Each Party, upon the request of the other Party, will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, in such Party’s possession within sixty (60) days of such request or, if earlier, the termination or expiration of this Agreement;provided, however, that a Party may retain (a) any Confidential Information of the other Party relating to any license that is still in force hereunder or which expressly survives such termination, and (b) one (1) copy of all other Confidential Information in inactive archives solely for the purpose of establishing the contents thereof.

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5.3. Terms of Agreement. The terms of this Agreement constitute each Party’s Confidential Information; provided, however, that either Party may disclose the terms of this Agreement (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) in confidence to its attorneys, accountants and other fiduciaries, and (c) to any acquirers, potential acquirers, investors, prospective. investors, lenders and other potential financing sources who are obligated to keep such information confidential.

6. FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

6.1. Patent Filings. Licensor will be responsible, in consultation with Licensee, for the preparation, filing, prosecution, and maintenance of patent applications and patents within the Licensed Patents. Licensor will not, without prior written notice to Licensee, abandon any patent application or patent within the Licensed Patents. In the event Licensor, in its sole discretion, determines not to prepare, file, prosecute or maintain any patent application or patent within the Licensed Patents in any country in the Territory, Licensor will promptly notify Licensee thereof, and Licensee will have the right, at its own expense, to prepare, file, prosecute and maintain any such patent application or patent in such country, subject to Section 6.2. If Licensee fails to assume control of such preparation, filing, prosecution and maintenance or if Licensee otherwise elects to surrender any patent application or patent in Licensed Patents in any country in the Territory upon sixty (60) days prior written notice to Licensor, Licensor shall be relieved of its obligations regarding such surrendered patent application or patent under Section 6.2 below and Licensee shall be relieved of the obligation to reimburse Licensor for future patent expenses with respect to such surrendered patent application or patent; provided, that, Licensee shall continue to have the obligation to reimburse Licensor for patent expenses incurred in connection with that patent application or patent prior to the expiration of the sixty (60) day notice. For purposes of clarity, in the event Licensee elects to surrender or abandon any patent application or patent in Licensed Patents, such application or patent will be excluded from the definition of Licensed Patents.

6.2. Patent Cooperation. Each Party will provide the other Party with copies of all substantive communications from all patent offices regarding patent applications or patents the filing or maintenance of which they are responsible for pursuant to Section 6.1 above, promptly after the receipt thereof. Each Party will provide the other Party with copies of all proposed substantive communications to such patent offices regarding patent applications or patents the filing or maintenance of which they are responsible for pursuant to Section 6.1 above, in sufficient time before the due date in order to enable the other Party an opportunity to comment on the content thereof.

6.3. Patent Expenses. Licensee will reimburse Licensor for all of Licensor’s unreimbursed out-of-pocket costs associated with the preparation, filing and prosecution of the Licensed Patents as follows:

6.3.1	Licensee will reimburse Licensor for Back Patent Expenses within 150 days of Effective Date;

6.3.2	Licensee will reimburse Licensor for all Ongoing Patent Expenses within thirty days of invoice.

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7 PATENT ENFORCEMENT

7.3	Notice of Infringement. If, during the Term, either Party learns of any actual, alleged or threatened infringement by a Third Party of any Licensed Patents, such Party shall promptly notify the other Party and shall provide the other Party with available evidence of such infringement.

7.4	Infringement of Patent Rights. Licensee shall have the first right (but not the obligation), at its own expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Licensed Patents in the Field by any product or service that competes with a Licensed Product, as reasonably determined by Licensee. Licensor shall take all actions necessary to assist Licensee in any suit, including joining in such suit as a party if legally required, at Licensee’s expense. Licensor shall have the right, at its own expense, to be represented in any such action by counsel of Licensor’s own choice; provided, however, that the foregoing shall not affect the right of Licensee to control the suit as described in this Section. In the event that the Licensee does not bring suit, Licensor shall have the right to bring suit, provided that there is no commercially reasonable reason that Licensee did not bring suit.

7.5	Recoveries or reimbursements from Infringement actions commenced by Licensee pursuant to Article 7.2(a) will be distributed as follows: (a) Licensee and Licensor will be reimbursed for their respective litigation expenses, including but not limited to reasonable attorneys’ fees; (b) any recoveries based on Licensee’s lost sales shall be treated as Net Sales and Licensor shall be entitled to receive the royalty due hereunder, with Licensee entitled to receive the balance of such recoveries that are based on Licensee’s lost sales; and (c) any remaining recoveries or reimbursements will be divided between Licensor and Licensee equally between the Parties. Licensee and Licensor agree to negotiate in good faith an appropriate compensation to Licensor for any non-cash settlement or non-cash cross-license. Recoveries and reimbursements from Infringement actions commenced by Licensor will be distributed as follows: (i) Licensor and Licensee will be reimbursed for their respective litigation expenses, including but not limited to reasonable attorneys’ fees, and (ii) the remainder will be divided equally between the Parties.

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8 REPRESENTATIONS AND WARRANTIES

8.3	Licensor Representations. Licensor represents, warrants and covenants to Licensee that:

8.3.1.1.1	the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensor corporate action;

8.3.1.1.2	this Agreement is a legal and valid obligation binding upon Licensor and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensor is a party or by which it is bound;

8.3.1.1.3	Licensor has the full right and legal capacity to grant the rights granted to Licensee hereunder;

8.4	Licensee Representations. Licensee represents and warrants to Licensor that:

8.4.1	the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensee corporate action;

8.4.2	this Agreement is a legal and valid obligation binding upon Licensee and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensee is a party or by which it is bound;

8.4.3	it is a limited liability company incorporated in Guernsey, Channel Islands and has the power and authority to enter into this Agreement; and

8.4.4	it is prepared and intends to diligently develop products under the Licensed Patents and to bring Licensed Products and License Royalty Product to market.

8.5	No Warranties. Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF NON INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES, OR AS TO THE SUCCESS OR LIKELIHOOD OF SUCCESS OF THE RESEARCH, DEVELOPMENT OR COMMERCIALIZATION OF LICENSED PRODUCTS UNDER THIS AGREEMENT, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

8.6	Limitation of Liability. NEITHER PARTY WILL BE LIABLE UNDER ANY LEGAL THEORY (WHETHER TORT, CONTRACT OR OTHERWISE) FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A MATERIAL BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE 5. NOTHING IN THIS SECTION 8.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY. Notwithstanding the foregoing, Licensor liability to Licensee under this Agreement for any and all claims, losses, damages and expenses shall not exceed the total amounts paid by Licensee to Licensor under this Agreement.

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9 INDEMNIFICATION AND INSURANCE

9.3	Indemnification by Licensee. Licensee and its Affiliates (if applicable) and Sublicensee agree to indemnify, hold harmless and defend Licensor and Tufts University and their current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, Affiliates and agents and their respective successors, heirs and assigns (collectively, the “Licensor Indemnitees”), against any liability, damage, loss or expenses (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Licensor Indemnitees or any of them in connection with any claims, suits, actions, demands or judgments arising out of (a) the practice by Licensee, its Affiliates or Sublicensees of any Licensed Patents and/or rights granted in this Agreement, (b) any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) or the development, manufacture, use or sale of any Licensed Products developed, manufactured, used or sold by Licensee or any of its Affiliates or Sublicensees, (c) the negligence or willful misconduct of the Licensee, or (d) Licensee’s breach of this Agreement (collectively, “Covered Claims”). Licensee will not be responsible for the indemnification or defense of the Licensor Indemnitees to the extent a Covered Claim is solely caused by the gross negligence or willful misconduct of any Licensor Indemnitees. Licensor will notify Licensee of any Covered Claim hereunder and Licensee will, at its own expense, provide attorneys reasonably acceptable to Licensor to defend against such Covered Claim. The Licensor Indemnitees will reasonably cooperate with Licensee and may, at Licensor option and expense, be represented in such action or proceeding by counsel of their own choosing; provided that in the event a Licensor Indemnity elects to be represented by their own counsel due to a reasonable perceived conflict of interest with counsel selected by Licensee, Licensee agrees to that such representation will be at Licensee’s expense. Licensee agrees not to settle any Covered Claim without the written consent of Licensor.

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9.4	Insurance. Licensee will comply, and will cause its Affiliates and Sublicensees to comply, at all times, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees and consultants of Licensee or its Affiliates or Sublicensees, as the case may be, with respect to activities performed under this Agreement. In addition to the foregoing, Licensee will maintain, and will cause its Affiliates and Sublicensees to maintain, (a) during the term of this Agreement and at all times thereafter until the expiration of all applicable statutes of limitation pertaining to the manufacture, marketing, possession, use, sale or other disposition of any Licensed Products, Comprehensive General Liability Insurance, including coverage for contractual liability assumed by Licensee and coverage for Licensee’s independent contractors with per occurrence limits of at least Three Million Dollars ($3,0000,000) each and a general aggregate limit of Five Million Dollars ($5,000,000) and (b) commencing immediately prior to the first clinical study, Products Liability Insurance exclusive of the coverage provided by the Comprehensive General Liability policy, with an aggregate limit of at least Ten Million Dollars ($10,000,000), both with reputable and financially secure insurance carrier(s) to cover the activities of Licensee, its Affiliates and Sublicensees hereunder, as the case may be. Such insurance will include Licensor and Tufts as additional insureds and will be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and should be placed with carriers with ratings of at least A VIII or better as rated by A.M. Best. Within thirty (30) days of the Effective Date, Licensee will furnish, and will cause its Affiliates and Sublicensees to furnish, to Licensor a Certificate of Insurance evidencing primary coverage and additional insured requirements and requiring thirty (30) days prior written notice of cancellation or material change. All such insurance will be primary coverage and any insurance obtained by Licensor in its discretion will be deemed to be excess and noncontributory.

10 TERM AND TERMINATION

10.3	Term; Expiration. Unless earlier terminated in accordance with this Article, the term of this Agreement (the “Term”) shall commence as of the Effective Date and remain in force until the Royalty Term has expired with respect to all Licensed Products in all countries.

10.4	Termination for Breach. Subject to the other terms of this Agreement, this Agreement and the rights granted herein may be terminated by either Party for the material breach by the other Party of any material obligation or condition hereof, provided that the breaching Party has not cured such breach within forty five (45) days after the date of written notice to the breaching Party in the case of a payment breach and sixty (60) days after the date of written notice to the breaching Party in the case of any other breach, which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement pursuant to this Section or in the case of Licensee, its intention to either terminate this Agreement or elect its alternative remedy pursuant to Section 10.8. Licensee (or an Affiliate as applicable) does not use Commercially Reasonable Efforts or cause its Sublicensee(s) to do so;

10.5	Voluntary Termination. Licensee may terminate this Agreement at any time upon ninety (90) days’ notice to Licensor.

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10.6	Effects of Expiration or Termination. Upon any termination of this Agreement, (i) as of the effective date of such termination all licenses granted by Licensor to Licensee under this Agreement hereunder shall terminate automatically; provided, however, that Licensee and its Affiliates and Sublicensees may sell Licensed Products in their inventory as of the effective date of such termination, subject to the payment of royalties under Section 4, (ii) each Party shall return all Confidential Information of the other Party (iii) no such termination of this Agreement shall be construed as a termination of any valid Sublicense to any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of Licensor; provided, that, (iv) such Sublicensee is then in full compliance with all terms and conditions of its Sublicense, (v) all accrued payment obligations of Licensee to Licensor have been paid, (vi) such Sublicensee agrees in writing to assume all applicable obligations of Licensee under this Agreement within thirty (30) days; or (viii) Licensee and its Affiliates will not be discharged from any liability or obligation to Licensor that arose or became due or payable before the effective date of termination. All rights licensed or transferred by Licensor to Licensee under this Agreement will revert to Licensor, and Licensee agrees to execute and deliver all instruments necessary or desirable to re-vest those rights in Licensor.

10.7	Survival of Sublicenses. Notwithstanding anything to the contrary, no termination of this Agreement shall be construed as a termination of any sublicense of any Sublicensee, and thereafter each such Sublicensee shall be considered a direct licensee of Licensor, provided that (i) Licensee represents and warrants to Licensor that, to Licensee’s actual knowledge, as of the effective date of such termination, such Sublicensee is then in full compliance with all terms and conditions of its sublicense, (ii) such Sublicensee agrees in writing to assume all obligations of Licensee under this Agreement.

10.8	Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 10 are in addition to any other relief and remedies available to either Party at law.

10.9	Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Articles and Sections 1 (Definitions), 4.14 (Records Retention by Licensee; Review), 5 (Treatment of Confidential Information), 8 (Representations and Warranties), 9 (Indemnification and Insurance), 10.6 (Effects of Expiration or Termination), 10.7 (Survival of Sublicenses), 10.8 (Remedies), 10.7 (Surviving Provisions), and 11 (Miscellaneous) as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of the Term. Without limiting the generality of the foregoing, Licensee shall have no obligation to make any milestone or payment to Licensor that has not accrued prior to the effective date of any termination of this Agreement.

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11 MISCELLANEOUS

11.3	Notices. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by email (to be followed with postal confirmation), (iii) sent by private courier service providing evidence of receipt, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the Parties are as follows:

If to Licensor:	Tufts Medical Center, Inc
800 Washington Street
Boston, MA 02111
Phone: (617) 636-7680
Fax: (617) 636-8568

If to Licensee:

OKYO Pharma Limited

Martello Court,

Admiral Park,

St. Peter Port,

Guernsey GY1 3HB

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by private courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the seventh (7th) business day following the day such mailing is made.

11.4	Language. The Parties hereto have requested that this Agreement and any related documents be drafted in English, which shall be controlling for all purposes. Any translation of this Agreement or any part hereof into a language other than English is for convenience only, and only the original English language version of this Agreement, as it may be amended from time to time as permitted herein, shall have legal effect.

11.5	Governing Law. This Agreement will be construed, interpreted and applied in accordance with the laws of Massachusetts (excluding any law controlling conflicts of law). The UN Convention for the International Sale of Goods shall not apply to this Agreement.

11.6	Venue. Any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement, whether before or after termination of this Agreement, shall be subject to the sole jurisdiction of, and venue in, the courts of competent jurisdiction located within Massachusetts. Licensee and Licensor each irrevocably consent to the jurisdiction of such courts, irrevocably waive any objection based on inconvenience of forum, and agree that process may be served in the manner provided herein for giving notices or otherwise as allowed by the law of Massachusetts. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party.

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11.7	Entire Agreement; Amendment. This Agreement comprises the entire Agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof. No modification shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

11.8	Assignment. Licensee may, with the written consent of Licensor, assign this Agreement, in whole or in part, and its rights and delegate its obligations hereunder to its Affiliates, for any reason, including, without limitation, in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

11.9	Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

11.10	Construction. The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable; (d) all references to “days” means “calendar days” unless expressly stated to be “business days”; and (e) all references to dollars or$ are to United States dollars, whether or not so expressly stated.

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11.11	Severability, If any provision(s) of this Agreement arc or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then-current applicable law from time to time in effect during the Term hereof, it is the intention of the Parties that such provision(s) be deemed to be severed from this Agreement and the remainder of this Agreement shall not be affected thereby. The Parties hereto agree to renegotiate any such severed provision in good faith in order to provide a reasonably acceptable, valid alternative to the severed provision, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.12	Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.13

Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.14	Use of Name, Licensee, its Affiliates and its Sublicensees will not use Tufts, Trustees of Tufts College, Tufts University and Licensor’s name or insignia, or any adaptation of them, or the name of any of Tufts University and Licensor’s faculty and staff, in any advertising, promotional or sales literature without the prior written approval of Tufts University and Licensor.

11.15	No Agency. Nothing herein will be deemed to constitute either Party as the agent or representative of the other Party or both Parties as joint venturers or partners for any purpose. Neither Party will be responsible for the acts or omissions of the other Party and neither Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

11.16	Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns.

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

OKYO PHARMA LID	TUFTS MEDICAL CENTER, INC

Susan Blanchard
VP, Research Administration
4/30/2018

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EXHIBIT A

Country	Application NO,· Patent No.	Filing Date lssue Date	Case Status	Applicant/Assignee	Title/Mark

BAM8•22
Patent Cooperation Treaty	PCT/US2016/061101	11/19/2016	Application Flied	Tufts Medical Center, Trustees of Tufts College	COMPOUNDS AND METHODS FOR TREATING PAIN
United States of America	621253,094	11/19/2015	Expired	Tufts Medical Center; Trustees of Tufts College	COMPOUNDS AND METHODS QR TREATING NEUROPATIC PAIN

EXHIBIT B

FORM OF ANNUAL PROGRESS REPORT

To: Tufts Medical Center, Inc.

From: ________________

Date: ________________

Period Covered by Report:through (the “Reporting Period”).

This Annual Progress Report is provided by LICENSEE to TUFTS MC pursuant to the License Agreement dated f         l.

1.	A copy of LICENSEE’s development plan in effect for the Reporting Period covered by this report is attached as Exhibit D.

2.	LICENSEE’s discussion of the results for the Reporting Period shall be provided in this report. That discussion should include, among other things, LICENSEE’s explanation for any material difference in LICENSEE’s achievement of progress from what was set forth in the then current development plan.

2

EXIDBIT C

DEVELOPMENT MILESTONES

1) IND filing: Three (3) years from Effective Date.

2) Phase I completion: Four (4) years from Effective Date

3) Phase 2 completion: Six (6) years from Effective Date

4) Phase 3 completion: Nine (9) years from Effective Date

5) First Commercial Sale: Ten (10) years from Effective Date

3

EXHIBIT D

FORM OF DEVELOPMENT PLAN

4